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                                                                   EXHIBIT 10.14

                    This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 4th day of February, 1998, by and between ICM Equipment Company L.L.C., a Delaware limited liability company (the "Company"), and Kenneth R. Sharp, Jr., an individual resident of the State of Utah (the "Employee").

                              W I T N E S S E T H :

          WHEREAS the Company is engaged in the business of selling, renting and servicing industrial, construction and mining equipment (the "Business"); and

          WHEREAS the Company wishes to employ Employee as its Executive Vice President, and Employee wishes to accept such employment, on the following terms and conditions.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                EMPLOYMENT; TERM

          SECTION 1.01. EMPLOYMENT. The Company hereby employs Employee and Employee accepts employment by the Company, on the terms and conditions contained in this Agreement.

          SECTION 1.02. TERM. The employment of Employee pursuant hereto shall commence on the date of this Agreement (the "Effective Date"), and shall remain in effect for an initial term expiring on the fifth anniversary of the Effective Date (the "Initial Term"), unless sooner terminated pursuant to the provisions of Article VII. After the Initial Term, the Agreement and the employment of Employee hereunder shall continue and remain in effect until the thirtieth day after either party has given the other party written notice of its intent to terminate this Agreement, unless sooner terminated pursuant to the provisions of Article VII. The period of time between the Effective Date and the termination of this Agreement pursuant to its terms is herein referred to as the "Term."

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                                   ARTICLE II

                          DUTIES AND EXTENT OF SERVICE

          Employee shall serve the Company as its Executive Vice President and shall perform such services and duties for the Company as the Board of Directors of the Company may assign or delegate to him from time to time commensurate with Employee's education and experience or as provided in the Amended and Restated Operating Agreement of the Company dated as of February 4, 1998 (as it may be amended from time to time, the "Operating Agreement"). Employee shall devote his full business time, attention, skill and effort exclusively to the performance of his duties for the Company and the promotion of its interests. Employee's duties hereunder shall be performed at such place or places as the interests, needs, businesses or opportunities of the Company shall require.

                                   ARTICLE III

                                  COMPENSATION

          SECTION 3.01. BASE SALARY. Employee shall be paid base salary (the "Base Salary") of $240,000 per annum, to be increased on January 1 of each year by an amount equal to 5% of the Base Salary for the prior year, less deductions and withholdings required by applicable law. The Base Salary shall be paid to Employee bi-weekly.

          SECTION 3.02. BONUS. Employee shall receive a bonus ("Bonus") in such amount as may be proposed by the officers of the Company and approved annually by the Company's Board of Directors.

          SECTION 3.03. FRINGE BENEFITS. Employee shall be entitled to participate in such medical, dental, disability, life insurance, deferred compensation and other benefit plans (such as pension and profit sharing plans) as the Company shall maintain from time to time for the benefit of employees of the Company, on the terms and subject to the conditions set forth in such plans. In addition, Employee shall be entitled to participate in a long-term disability plan approved by the Board of Directors.

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                                   ARTICLE IV

                              DEFERRED COMPENSATION

          SECTION 4.01. DEFERRED SIGNING BONUS. (a) In consideration for entering into this Agreement the sum of $1,500,000 (which is in addition to and not part of the sums identified in Article III) shall be credited as of the date hereof to a deferred compensation account (the "Account") established on the books and records of the Company on behalf of Employee. The Account shall also be credited at the end of each quarter with a sum equal to the product of (i) the amount credited to the Account as of the day before the end of the quarter and (ii) 2.5% (the "Interest Credit" for such quarter); PROVIDED that Employee may elect in accordance with Section 4.01(b) to have the Interest Credit for a quarter paid to him in cash on the last day of that quarter, in which case the Account shall not be credited with such Interest Credit. Subject to this Article IV, the amount credited to the Account shall be distributed in a cash lump sum to Employee on the eighth anniversary of the Effective Date. The payment of the Account is expressly not contingent on the Employee's continuing in employment with the Company for any period of time or, except for the provisions of this
Article IV, his fulfillment of any provision of this Agreement. The amount credited to the Account and any Interest Credit for any quarter are collectively referred to herein as the "Deferred Compensation".

          (b) An election to receive a cash payment of an Interest Credit shall be valid only if it is provided to the Company by the end of the calendar year preceding the year of distribution. Any such election shall remain in effect for the entire subsequent year and may not be modified during that year. Employee's election shall remain in effect until revoked. A revocation shall be subject to the same rules described above in this Section 4.01(b). Notwithstanding the foregoing, with respect to any Interest Credits to be credited in 1998, Employee shall provide an election, if any, to receive a cash payment of any such Interest Credits within 10 days of the date of this Agreement; PROVIDED that any such election shall remain in effect for the entire year and may not be modified during that year.

          SECTION 4.02.   DEFINITION.

          "Senior Indebtedness" means all principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for

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reorganization relating to the Company or any subsidiary thereof whether or not a claim for post-filing interest is allowed or allowable in any such proceedings), fees, charges, expenses (including but not limited to expenses in connection with claims and litigation), damages, reimbursement obligations, guarantees and all other amounts payable under or in respect of (x) the Credit Agreement dated as of the date hereof, as amended, waived or otherwise modified from time to time, among the Company, Bankers Trust Company, General Electric Capital Corporation, The CIT Group/Equipment Financing, Inc. and the lenders party thereto from time to time, or any refinancings or replacements thereof, including any indebtedness that refinances or replaces any such refinancing or replacement (whether or not in any such cases any such refinancings or replacements are greater than, equal to or less than the aggregate principal amount then outstanding of the indebtedness being refinanced or replaced) (collectively, the "Refinancing Indebtedness"), and (y) any other indebtedness if the Credit Agreement or the instrument creating or evidencing any Refinancing Indebtedness expressly permits such indebtedness to be superior in right of payment to this Note or if the lenders to the Credit Agreement or any Refinancing Indebtedness consent to permitting such indebtedness to be superior in right of payment to this Note (such consent to be obtained in accordance with the terms of the Credit Agreement or any such instrument).

          SECTION 4.03. SUBORDINATION. (a) Employee hereby agrees that its rights to receive payment of the Deferred Compensation are expressly subordinate and junior, to the extent and in the manner provided in this Article IV, to the full and complete payment of the Senior Indebtedness.

          (b) So long as no default exists under any Senior Indebtedness, and notwithstanding the immediate and complete subordination of the Deferred Compensation to the Senior Indebtedness, payment by the Company to Employee of the regularly scheduled payments of the Deferred Compensation pursuant to the terms of this Agreement shall be permitted. Notwithstanding the foregoing, in the event that Employee has elected to have the Interest Credit for a quarter paid to him in cash and the provisions of this Article IV prohibit the payment of such Interest Credit in cash such Interest Credit shall be credited to the Account (without further action by the Company or Employee).

          (c) If any payment of the Deferred Compensation is prohibited at any given time by this Article IV, Employee shall not demand, collect, or receive any payments with

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respect to the Deferred Compensation. Employee further agrees that if any payment of the Deferred Compensation not permitted by the terms of this Agreement is received by or on behalf of Employee, Employee shall forthwith pay the same to the holders of Senior Indebtedness as their interests may appear. The Company shall not make any payments of the Deferred Compensation so long as a default under any Senior Indebtedness exists. The Company shall deliver to Employee written notice of a payment default under any Senior Indebtedness promptly following such default. Holders of Senior Indebtedness may, but shall not be obligated to, send notice of any such default to Employee.

          (d) Upon any distribution of the assets of the Company or upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company, or otherwise:

          (i) holders of Senior Indebtedness shall first be entitled to receive indefeasible payment in full in cash of such Senior Indebtedness (whenever arising) before Employee shall be entitled to receive any payment on account of the Deferred Compensation; and

         (ii) any payment by, or on behalf of, or distribution of the assets of, the Company of any kind or character, whether in cash, property or securities, to which Employee would be entitled except for the provisions of this Article IV shall be paid or delivered by the person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to holders of Senior Indebtedness as their interests may appear, until the indefeasible payment in full of all Senior Indebtedness.

          (e) Employee agrees that until the payment in full of the Senior Indebtedness, it will not attempt to sell, assign, or otherwise transfer or further encumber all or some of its right to receive the Deferred Compensation herein.

          (f) The Company will not give, or permit to be given, and Employee will not receive, accept or demand, (i) any security of any nature whatsoever for the Deferred Compensation, on any property or assets, whether now existing or hereafter acquired, of the Company or any subsidiary thereof or (ii) any guarantee, of any nature

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whatsoever, by the Company or any subsidiary thereof, of the Deferred
Compensation.

          (g) Employee agrees that it will not exercise any remedies or take any action or proceeding to enforce the payment of any Deferred Compensation if the payment of the Deferred Compensation is then prohibited by this Article IV, and Employee further agrees not to file, or to join with any other creditors of the Company in filing, any petition commencing any bankruptcy, dissolution, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of the Company or any other marshaling of the assets and liabilities of the Company. Employee further agrees, to the fullest extent permitted under applicable law, that it will not cause the Company to file any petition commencing any bankruptcy, dissolution, insolvency, reorganization, arrangement or receivership proceeding or make any assignment for the benefit of creditors until all Senior Indebtedness has been indefeasibly paid in full in cash.

          SECTION 4.04.   WAIVERS AND CONSENTS.
          (a) Employee waives the right to compel that any collateral or any other property of the Company or the property of any guarantor of any Senior Indebtedness or any other person be applied in any particular order to discharge such Senior Indebtedness. Employee expressly waives the right to require holders of Senior Indebtedness to proceed against the Company, any collateral or any guarantor of any Senior Indebtedness or any other person, or to pursue any other remedy in any such holder's power which Employee cannot pursue and which would lighten Employee's burden, notwithstanding that the failure of any holder of Senior Indebtedness to do so may thereby prejudice Employee. Any holder's of Senior Indebtedness vote to accept or reject any plan of reorganization relating to the Company, any collateral, or any guarantor of such Senior Indebtedness or any other person, or any holder's of Senior Indebtedness receipt on account of all or part of any Senior Indebtedness of any cash, property or securities distributed in any bankruptcy, reorganization or insolvency case, shall not discharge, exonerate or reduce the obligations of Employee hereunder to any holder of Senior Indebtedness.

          (b) Employee waives all rights and defenses arising out of an election of remedies by any holder of Senior Indebtedness, even though that election of remedies, including without limitation any nonjudicial foreclosure with respect to security for such Senior Indebtedness, has impaired the value of Employee's rights of subrogation,

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reimbursement or contribution against the Company or any guarantor of any Senior
Indebtedness or any other person.

          (c) Employee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by a holder thereof may be rescinded in whole or in part by such holder, and any Senior Indebtedness may be continued, and such Senior Indebtedness, or the liability of the Company or any of its subsidiaries or any other guarantor or any other party upon or for any part thereof, or any collateral or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the holders of such Senior Indebtedness, in each case without notice to or further assent by Employee and without impairing, abridging, releasing or affecting the subordination provided for herein.

          (d) Employee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness and notice of or proof of reliance by any holder of Senior Indebtedness upon the provisions of this
Article IV. Any Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Company in respect of the Deferred Compensation in reliance upon the provisions of this Article IV, and all dealings between the Company and any holder of Senior Indebtedness shall be deemed to have been consummated in reliance upon the provisions of this Article IV. Employee waives notice of or proof of reliance on the provisions of this Article IV and protest, demand for payment and notice of default.

          SECTION 4.05. WAIVER OF CLAIMS. (a) Employee, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require any holder of Senior Indebtedness to marshal assets for the benefit of Employee, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of any collateral. The holders of Senior Indebtedness are under no duty or obligation, and Employee hereby waives any right it may have to compel any holder of Senior Indebtedness, to pursue any guarantor or other person who may be liable for such Senior Indebtedness, or to enforce any lien or security interest in any collateral.

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          (b)  Employee hereby waives and releases all rights which a guarantor or surety with respect to any Senior Indebtedness could exercise.

          (c) Employee hereby waives any duty on the part of any holder of Senior Indebtedness to disclose to it any fact known or hereafter known by such holder relating to the operation or financial condition of the Company or any guarantor of such Senior Indebtedness or their respective businesses.

          SECTION 4.06. EMPLOYEE'S CAPACITY. Notwithstanding the foregoing, employee agrees to the provisions of this Article IV in his capacity as the recipient of the payments of the Deferred Compensation but not in his capacity as an employee, officer, representative or member of the Company.

                                    ARTICLE V

                                  NONDISCLOSURE

          SECTION 5.01. DEFINITION. "Confidential Information" shall mean all business information (whether or not in written form) which relates to the Company, any of its affiliates or their respective businesses or products and which is not known to the public generally, including but not limited to technical notebooks and technical records; technical reports; trade secrets; unwritten knowledge and "know-how"; formulas; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; territory listings; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists.

          SECTION 5.02. ACCESS. The parties hereto agree that during the course of his employment by the Company, Employee will have access to, and will gain knowledge with respect to, the Company's Confidential Information. The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company. Accordingly, Employee agrees to the nondisclosure covenants in this Article V.

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          SECTION 5.03.   NONDISCLOSURE.  Employee agrees that he shall not
(except as may be required by law), without the prior written consent of the Company during his employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for so long as it remains Confidential Information, use or disclose or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; PROVIDED that Employee may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties under this Agreement.

          SECTION 5.04. RETURN OF DOCUMENTS. Upon termination of this Agreement for any reason, Employee shall return to the Company the original and all copies of all documents and correspondence in his possession relating to the business of the Company or any of its affiliates and shall not be entitled to any lien or right of retention in respect thereof.

                                   ARTICLE VI

                                 NONCOMPETITION

          SECTION 6.01.   DEFINITIONS.

          (a) "Noncompete Period" or "Nonsolicitation Period" shall mean the period beginning on the Effective Date and ending on the second anniversary of the date of termination of Employee's employment with the Company; PROVIDED that if Employee's employment hereunder is terminated as a result of the occurrence of a No Cause Termination Event (as defined below), such period shall end on the later of (x) the second anniversary of the date of termination of Employee's employment with the Company and (y) the scheduled expiration of the Term.

          (b) "Territory" shall mean (i) the Inter-Mountain Region which includes Utah, Colorado, Arizona, New Mexico, Nevada, Idaho, Montana, Wyoming and El Paso, Texas and (ii) without, limiting the foregoing, the areas within 200 miles of the area where the Company or its affiliates conducted its business within one year prior to termination of Employee's employment including any areas where customers or actively sought customers of the Company were present.

          SECTION 6.02. TRADE NAME. During the Noncompete Period, Employee agrees that he shall not, directly or indirectly, own, manage, operate, join, control or

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participate in the ownership, management, operation or control of any business conducted under any corporate or trade name of the Company or any name similar thereto without the prior written consent of the Company.

          SECTION 6.03. NONCOMPETITION. During the Noncompete Period, and to the fullest extent permitted under applicable law, Employee agrees that he shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business engaged in the activities of selling, renting or servicing industrial, construction or mining equipment (except for the ownership of a less than 5% stock interest in (x) a publicly traded corporation or (y) Eagle High Reach Equipment, Inc., a California corporation ("Eagle High Reach"), or owning an equity interest in the Company). In addition, so long as Employee's employment hereunder shall continue, to the extent Employee has knowledge of any potential conflict between the business interest or opportunities of the Company and Eagle High Reach, Employee shall notify the Company's Board of Directors of such potential conflict promptly after becoming aware of such potential conflict.

          SECTION 6.04. NONSOLICITATION. During the Nonsolicitation Period, Employee agrees that he shall not, in any manner (other than as an employee of or a consultant to the Company), directly or indirectly:

          (a) solicit or attempt to solicit any business from any of the Company's customers, including actively sought prospective customers, with whom Employee had material contact during Employee's employment hereunder for purposes of providing products or services that are competitive with the Company's products or services; or

          (b) solicit or attempt to solicit for employment, on Employee's behalf or on behalf of any other person, firm or corporation, any other employee of the Company or its affiliates with whom Employee had material contact during his employment hereunder.

          SECTION 6.05. SEVERABILITY. If a judicial determination is made that any of the provisions of this Article VI constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this
Article VI shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any

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portion of the Territory, any prohibited business activity or any time period from the coverage of this Article VI and to apply the provisions of this Article VI to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Article VI is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of Employee's breach of such provision. The time period during which the prohibitions set forth in this
Article VI shall apply shall be tolled and suspended for a period equal to the aggregate quantity of the time during which Employee violates such prohibitions in any respect.

          SECTION 6.06. COVERAGE. Employee agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.

                                   ARTICLE VII

                            TERMINATION OF EMPLOYMENT

          The employment of Employee hereunder shall terminate prior to the scheduled expiration of the Term upon the occurrence of any of the following events:

          (a) the death or total disability of Employee (total disability meaning the failure of Employee to perform his normal required services hereunder for a period of three consecutive months during the term hereof by reason of Employee's mental or physical disability) (a "Disability Termination Event");

          (b) termination by the Company of Employee's employment hereunder, upon 10 days prior written notice to Employee, for "Good Cause", which shall exist upon the occurrence of any of the following: (i) Employee is convicted of, pleads guilty to, confesses to, or enters a plea of nolo contendere to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement; (ii) Employee has engaged in a fraudulent act to the damage or prejudice of the Company or any affiliate of the Company; (iii) any act or omission by Employee involving malfeasance or gross negligence in the performance of Employee's duties to the Company and, within 10 days after written notice from the Company of any such act or omission, Employee has not corrected such act or

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     omission; or (iv) Employee otherwise fails to comply with the terms of this
     Agreement or deviates from any written policies or directives of the Board of Directors and, within 10 days after written notice from the Company of such failure or deviation, Employee has not corrected such failure (in any such case, a "Good Cause Termination Event");

          (c) termination by the Company of Employee's employment hereunder, upon 10 days prior written notice to Employee, for any reason other than as a result of a Good Cause Termination Event or Disability Termination Event (a "No Cause Termination Event"); or

          (d) voluntary termination by Employee of Employee's employment hereunder (a "Voluntary Termination Event").

                                  ARTICLE VIII

                              RESULT OF TERMINATION

          SECTION 8.01. DISABILITY TERMINATION EVENT. If Employee's employment hereunder is terminated as a result of the occurrence of a Disability Termination Event, as of the date of termination of Employee's employment hereunder, the Company shall have no further obligation to pay Employee any Base Salary or any other additional benefits pursuant to this Agreement (other than medical insurance). The Company shall provide medical insurance substantially similar to the medical insurance provided to Employee and to his covered dependents (or exclusively to his covered dependents in the case of his death) prior to the termination of his employment for the three consecutive months immediately following such termination. Employee shall be entitled to receive a portion of the Bonus, if any, for the year in which Employee's termination of employment occurs prorated to the date on which Employee's employment is terminated. If such termination occurs prior to the end of any pay period, Employee shall be entitled to receive a portion of the Base Salary for such pay period prorated to the date on which Employee's employment is terminated.

          SECTION 8.02. TERMINATION UPON THE SCHEDULED EXPIRATION OF THE TERM OR AS RESULT OF VOLUNTARY OR GOOD CAUSE TERMINATION EVENTS. If Employee's employment hereunder is terminated upon the scheduled expiration of the Term or as a result of the occurrence of a Voluntary Termination Event or a Good Cause Termination Event, as of the date of the termination of Employee's employment, the

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Company shall have no further obligation to pay to Employee any Base Salary,
Bonus or any other additional benefits pursuant to this Agreement. If such termination occurs prior to the end of any pay period, Employee shall be entitled to receive a portion of the Base Salary for such pay period prorated to the date on which Employee's employment is terminated.

          SECTION 8.03 TERMINATION AS RESULT OF NO CAUSE TERMINATION. If Employee's employment hereunder is terminated as a result of the occurrence of a No Cause Termination Event, the Company shall pay to Employee as severance pay his Base Salary, at the annual base rate in effect immediately prior to the date on which Employee's employment is terminated for the period from such date of termination through the later of (x) the last day of the Noncompete Period (it being agreed that the Company may in its sole discretion on 30 days notice to Employee waive all Employee's obligations under Article VI in which case the last day of the Noncompete Period shall be deemed to be the date such waiver becomes effective) and (y) the scheduled expiration of the Term, and a portion of the Bonus, if any, for the year in which Employee's termination of employment occurs prorated to the date on which Employee's employment is terminated; PROVIDED that the Company may, at any time, pay to Employee in a single lump sum an amount equal to the net present value (as determined in good faith by the Board of Directors of the Company) of the aggregate Base Salary remaining to be paid to Employee, calculated using a discount rate equal to The Chase Manhattan Bank's prime lending rate per annum in effect 30 days prior to such lump sum payment. In addition, the Company shall provide medical insurance substantially similar to the medical insurance provided to Employee prior to the termination of his employment for the three consecutive months immediately following such termination.

                                   ARTICLE IX

                   INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS

          Employee acknowledges and agrees that the covenants and obligations of Employee with respect to non-competition, non-disclosure, non-solicitation, confidentiality and the property of the Company and its affiliates relate to special, unique and extraordinary matters and that, notwithstanding any other provision of this Agreement to the contrary, a violation of any of the terms of such covenants and obligations will cause the Company and its affiliates irreparable injury for which

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adequate remedies are not available at law. Therefore, Employee expressly agrees that the Company and its affiliates (which shall be express third-parry beneficiaries of such covenants and obligations) shall be entitled to an injunction (whether temporary or permanent), restraining order or such other equitable relief (including the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations contained in Articles V and VI. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company or any such affiliate may have at law or in equity. Further, Employee represents that his experience and capabilities are such that the provisions of Articles V and VI will not prevent him from earning his livelihood.

                                    ARTICLE X

                              TERMINATION; SURVIVAL

          This Agreement shall terminate upon the earlier of (x) the scheduled expiration of the Term and (y) the termination of Employee's employment hereunder pursuant to Article VII. Notwithstanding the foregoing, Articles IV, V, VI and IX and, if Employee's employment terminates in a manner giving rise to a payment under Article VIII, Article VIII shall survive the termination of this Agreement.

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                                   ARTICLE XI

                                  MISCELLANEOUS

          SECTION 11.01 NOTICE. Any notice to be given hereunder shall be deemed given when personally delivered to the party to receive such notice, or three business days after being mailed, postage prepaid, by registered or certified mail, as follows:

          If to the Company:

          ICM Equipment Company L.L.C.
          c/o Ripplewood Holdings L.L.C.
          712 Fifth Avenue (49th Floor)
          New York, NY 10019
          Attention:  John Duryea

          If to Employee:

          Kenneth R. Sharp Jr.
          4796 Fortuna Way
          Salt Lake City, UT 84124

          Such addresses may be changed by notice in writing to the other party as aforesaid.

          SECTION 11.02. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Employee and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; PROVIDED, HOWEVER, that Employee shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

          SECTION 11.03. INTERPRETATION. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Utah, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

          SECTION 11.04. AMENDMENTS. Except as provided in Section 8.03, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board of Directors

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and is agreed to in writing by Employee. No waiver by any party hereto at any time of any breach by any other parry hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. Notwithstanding the foregoing, no modification or waiver may make any change that adversely affects the rights under Sections 4.02, 4.03, 4.04 or 4.05 of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

          SECTION 11.05. HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          SECTION 11.07. ENTIRE AGREEMENT. This Agreement, together with the Operating Agreement, constitutes the entire agreement between the Company and Employee, and supersedes all prior agreements, if any, whether written or

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oral, between them, relating to Employee's employment by the Company.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                             ICM EQUIPMENT COMPANY L.L.C.,

                                               by  /s/ John Duryea
                                                   ----------------------------
                                                   Name:  John Duryea
                                                   Title: Attorney-in-Fact


                                                   EMPLOYEE,
                                                   /s/ Kenneth R. Sharp
                                                   ----------------------------
                                                   Name: Kenneth R. Sharp, Jr.